Exhibit 10.2

JARDEN CORPORATION

RESTRICTED STOCK AGREEMENT

FOR

IAN G.H. ASHKEN

WHEREAS, the Recipient named above (the “Recipient”) is an employee of Jarden Corporation (the “Company”);

WHEREAS, the Board of Directors of the Company (the “Board”) desires for key executive officers of the Company to focus on creating exceptional stockholder value over the long term and, consistent with successful past practice, believes it to be necessary and desirable to create long-term incentives designed to support the goals set by the Board in order to create such stockholder value;

WHEREAS, after consideration and consultation with the Company’s outside advisors and consultants and in furtherance of the strategic goals and objectives previously established by the Board, the Compensation Committee of the Board (the “Committee”) desires to grant restricted shares of the Company’s common stock, par value $0.01 per share (collectively, the “Restricted Stock”) to the Recipient upon terms and conditions designed to promote the creation of stockholder value, drive revenue growth, maximize the growth in the Company’s earnings over time and create a pay-for-performance, ownership culture that encourages long-term performance by the Company’s executive officers; and

WHEREAS, the Committee had previously established a long-term incentive compensation program using the performance metrics contemplated herein, and such program resulted in exceptional performance by the Company during the long-term performance period ended on December 31, 2013, the achievement of the strategic goals set by the Committee during that period, and the creation of extraordinary stockholder value, with the Company being among the top five performing stocks compared to the S&P 500 Consumer Staples Index on a one-, five- and 10-year basis as of December 31, 2013 and achieving net sales and adjusted earnings per share of $7.35 billion and $3.58, respectively, for the year ended December 31, 2013; and

WHEREAS, the Committee has determined, based on, among other things, past experience and current advice of its advisors and consultants, that the terms and conditions set forth in this Agreement are appropriate and effective to promote the achievement of the goals stated above and incentivize management to focus on creating extraordinary stockholder value over the long term; and

WHEREAS, the parties hereto desire to enter into this Agreement on the terms hereinafter set forth.

NOW THEREFORE, the parties hereto, in consideration of the promises set forth herein agree as follows:

1. Award of Restricted Stock. The Company hereby grants, as of February 12, 2014 (the “Date of Grant”), to the Recipient 600,000 shares of Restricted Stock (the “Performance

Shares”). The Restricted Stock shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Jarden Corporation 2013 Stock Incentive Plan (the “Plan”), which is incorporated herein for all purposes. As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2. Vesting of Restricted Stock.

(a) Performance Conditions. Subject to the terms and conditions of this Agreement, the Performance Shares shall become vested, if at all, upon the achievement of both (but not fewer than both) of the following performance goals (in which case such vesting shall occur upon the achievement of the later of the goals to be achieved):

(i) The Company’s Net Sales (“Sales”) for any fiscal year(s) ending on or before December 31, 2018 (the “Performance Period”), as calculated and certified by the Committee, equals or exceeds Ten Billion Five Hundred Million dollars ($10,500,000,000.00) (the “Sales Performance Target”); and

(ii) If the Company’s Adjusted Earnings per Share (“EPS”) for any fiscal year(s) during the Performance Period, as calculated and certified by the Committee for purposes of the Company’s annual incentive compensation programs, equals or exceeds the threshold(s) set forth below (the “EPS Performance Target(s)” and, together with the Sales Performance Target, the “Performance Targets”), then, provided that the Sales Performance Target is achieved during the Performance Period, the Non-Vested Shares (as defined below) (up to a cumulative maximum of 100% of the Performance Shares during the 5-year Performance Period) shall vest on a pro rata, straight-line basis between the percentages set forth below opposite the respective minimum and maximum targets:

	EPS	Vesting Percentage

Minimum target	$5.00 per share	70%

Maximum target	$6.00 per share	100%

By way of examples, if either the Sales Target or the EPS Performance Target is not achieved (i.e., fewer than both of the Performance Targets are achieved) during the Performance Period, then no shares will vest. If the Sales Performance Target is achieved in or prior to the year ending December 31, 2017, and the Company’s EPS equals $5.50 per share for the year ending December 31, 2017, then 85% of the Performance Shares shall be vested. If the Company’s EPS for the subsequent year ending on December 31, 2018 equals $6.00 per share, then the remaining 15% of the Performance Shares (for a cumulative total of 100% of the Performance Shares) shall be vested.

In the event that a Change of Control of the Company (as defined below) occurs during the Recipient’s Continuous Service, the shares of Restricted Stock subject to this Agreement shall become immediately vested as of the date of the Change of Control of the Company, unless either (i) the Company is the surviving entity in the Change of Control of the Company and the Restricted Stock Award continues to be outstanding after the Change of Control of the Company on substantially the same terms and conditions as were applicable immediately prior to the Change of Control of the Company or (ii) the successor company or its parent company assumes or substitutes for the Restricted Stock Award, as determined in accordance with Section 10(c)(ii) of the Plan.

Except as otherwise provided in Section 4 hereof, or in the Fifth Amended and Restated Employment Agreement, dated as of July 23, 2012, as amended (the “Employment Agreement”), by and between the Company and the Recipient, there shall be no proportionate or partial vesting of shares of Restricted Stock in or during the months, days or periods prior to the Vesting Date, and all vesting of shares of Restricted Stock shall occur only on the applicable Vesting Date.

The Performance Targets will be adjusted to reflect any divestitures or dispositions by the Company after the date of this Agreement of any businesses or business lines representing, individually or in the aggregate, greater than $100 million in annualized net sales.

(b) Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) “Adjusted Earnings per Share” means earnings per share calculated in accordance with generally accepted accounting principles in the United States, with adjustments for reorganization and acquisition-related and other integration costs; manufacturer’s profit in inventory charged to cost of sales, which is the purchase accounting fair value adjustment to inventory; devaluation and hyperinflationary charges; impairment charges to goodwill, intangibles and other assets; amortization of acquired intangible assets; accelerated depreciation; non-cash write-off of deferred debt issue costs and original issue discount amortization; and a tax provision adjustment which reflects the normalization of the adjusted results to the Company’s effective tax rate.

(ii) “Change of Control of the Company” has the meaning assigned thereto in the Employment Agreement or, if such term is not defined in the Employment Agreement, such term shall mean a “Change in Control” as defined in the Plan.

(iii) “Non-Vested Shares” means any portion of the Restricted Stock subject to this Agreement that has not become vested pursuant to this Section 2.

(iv) “Vested Shares” means any portion of the Restricted Stock subject to this Agreement that is and has become vested pursuant to this Section 2.

3. Delivery of Restricted Stock.

(a) Issuance of Stock Certificates and Legends. One or more stock certificates evidencing the Restricted Stock shall be issued in the name of the Recipient but shall be held and retained by the Company until the date (the “Applicable Date”) on which the shares (or a portion thereof) subject to this Restricted Stock award become Vested Shares pursuant to Section 2 hereof, subject to the provisions of Section 4 hereof. All such stock certificates shall bear the following legends, along with such other legends that the Board or the Committee shall deem necessary and appropriate or which are otherwise required or indicated pursuant to any applicable stockholders agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SUBSTANTIAL VESTING AND OTHER RESTRICTIONS AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES, AND INCLUDE VESTING CONDITIONS WHICH MAY RESULT IN THE COMPLETE FORFEITURE OF THE SHARES.

(b) Stock Powers. The Recipient shall deposit with the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature(s) guaranteed, corresponding to each certificate representing shares of Restricted Stock until such shares become Vested Shares. If the Recipient shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, the Recipient hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact, with full power of appointment and substitution, to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company.

(c) Delivery of Stock Certificates. On or after each Applicable Date, upon written request to the Company by the Recipient, the Company shall promptly cause a new certificate or certificates to be issued for and with respect to all shares that become Vested Shares on that Applicable Date, which certificate(s) shall be delivered to the Recipient as soon as administratively practicable after the date of receipt by the Company of the Recipient’s written request. The new certificate or certificates shall continue to bear those legends and endorsements that the Company shall deem necessary or appropriate (including those relating to restrictions on transferability and/or obligations and restrictions under the Securities Laws).

(d) Issuance Without Certificates. If the Company is authorized to issue Shares without certificates, then the Company may, in the discretion of the Committee, issue Shares pursuant to this Agreement without certificates, in which case any references in this Agreement to certificates shall instead refer to whatever evidence may be issued to reflect the Recipient’s ownership of the Shares subject to the terms and conditions of this Agreement.

4. Forfeiture of Non-Vested Shares. If the Recipient’s Continuous Service with the Company and the Related Entities is terminated for any reason, any Shares of Restricted Stock that are not Vested Shares, and that do not become Vested Shares pursuant to Section 2 hereof or pursuant to the Employment Agreement as a result of such termination, shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the Recipient. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested Shares pursuant to this Section 4. Vested Shares shall not be subject to forfeiture, cancellation or reimbursement.

5. Rights with Respect to Restricted Stock.

(a) General. Except as otherwise provided in this Agreement, the Recipient shall have, with respect to all of the shares of Restricted Stock, whether Vested Shares or Non-Vested Shares, all of the rights of a holder of shares of common stock of the Company, including without limitation (i) the right to vote such Restricted Stock, (ii) the right to receive dividends, if any, as may be declared on the Restricted Stock from time to time, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement (including without limitation conditions under which all such rights shall be forfeited). Any Shares or other property issued to the Recipient as a dividend with respect to shares of Restricted Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed. In addition, notwithstanding any provision to the contrary herein, any cash dividends declared with respect to shares of Restricted Stock subject to this Agreement shall be held in escrow by the Committee until such time as the shares of Restricted Stock that such cash dividends are attributed to shall become Vested Shares, and in the event that such shares of Restricted Stock are subsequently forfeited, the cash dividends attributable to such portion shall be forfeited as well.

(b) Adjustments to Shares. If at any time while this Agreement is in effect (or Shares granted hereunder shall be or remain unvested while Recipient’s Continuous Service continues and has not yet terminated or ceased for any reason), there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of shares of Restricted Stock then subject to this Agreement. If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(c) No Restrictions on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Stock and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Stock includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6. Transferability. Unless otherwise determined by the Committee, the shares of Restricted Stock are not transferable unless and until they become Vested Shares in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any shares of Restricted Stock prior to the date on which the shares become Vested Shares shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7. Tax Matters; Section 83(b) Election.

(a) Section 83(b) Election. The Recipient may elect, within thirty (30) days of the Date of Grant, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value (as of the Date of Grant) of the Restricted Stock pursuant to Section 83(b) of the Code (the “Section 83(b) Election”). If the Recipient properly makes the Section 83(b) Election, the Recipient shall provide a copy of the statement making the Section 83(b) Election to the Company on or before the date on which the statement making the Section 83(b) Election is filed with the Internal Revenue Service and the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Restricted Stock. If the Recipient shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be issued to the Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(b) No Section 83(b) Election. If the Recipient does not properly make the Section 83(b) Election, the Recipient shall, no later than the date or dates as of which the restrictions referred to in this Agreement hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock (including without limitation the vesting thereof), and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be distributed to the Recipient under this Agreement) otherwise due to Recipient any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(c) Satisfaction of Withholding Requirements. The Recipient may satisfy the withholding requirements with respect to the Restricted Stock pursuant to any one or combination of the following methods:

(i) payment in cash; or

(ii) payment by surrendering unrestricted previously held Shares which have a value equal to the required withholding amount or the withholding of Shares that otherwise would be deliverable to the Recipient pursuant to this Award. The Recipient may surrender Shares either by attestation or by delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).

(d) Recipient’s Responsibilities for Tax Consequences. Tax consequences on the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) Election, and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8. Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The Company may assign any of its rights under this Agreement. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9. Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.	Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the grant of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d) No Trust or Fund Created. Neither this Agreement nor the grant of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f) Interpretation. The Recipient accepts the Restricted Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

(g) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 2381 NW Executive Center Drive, Boca Raton, Florida 33431, or if the Company should move its principal office, to such principal office, and, in the case of the

Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j) Counterparts . This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

11. Restrictions on Transfer of Vested Shares.

(a) Notwithstanding anything to the contrary herein or in the Employment Agreement, in exchange for the award set forth in Section 1 above, the Recipient agrees that during the term of the Recipient’s employment with the Company the Recipient will not, without the prior written consent of the Company, offer, sell, transfer, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Recipient or any person in privity with the Recipient), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of Vested Stock, or publicly announce an intention to effect any such transaction, for a period of two (2) years after the date on which such shares become Vested Shares, except to satisfy tax withholding or as otherwise permitted by paragraph (b) below.

(b) The restrictions on transfer of Vested Stock in paragraph (a) above shall not apply to the transfer of any shares of Vested Stock either during the Recipient’s lifetime or on death, by gift, will or intestate succession, to an immediate family of the Recipient or to transfers to a trust the beneficiaries of which are exclusively the Recipient and/or a member or members of the Recipient’s immediate family; provided, however, that in any transfer pursuant to this clause it shall be a condition to such transfer that (i) the transferee executes and delivers to the Company an agreement in form satisfactory to the Company in its sole discretion stating that the transferee is receiving and holding the Vested Stock subject to the provisions of this Agreement, and there shall be no further transfer of such Vested Stock except in accordance with this Agreement, (ii) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the three-year period referred to in paragraph (a) above) and (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) to make, and shall agree not to make voluntarily, any public announcement of the transfer or disposition.

(c) The Recipient further agrees that any subsequent resale or distribution of the Vested Stock by the Executive shall be made only in accordance with the Securities Act, the Exchange Act, and any other applicable law.

(d) The restrictions on transfer of Vested Stock in paragraphs (a) and (b) of this Section 11 shall lapse upon the first to occur of (i) a termination of the Recipient’s employment with the Company, (ii) a Change of Control of the Company and/or (iii) a tender for all of the Company’s issued and outstanding shares of Common Stock.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

JARDEN CORPORATION:

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	Executive Chairman

Agreed and Accepted:

RECIPIENT:

By:	/s/ Ian G.H. Ashken
Ian G.H. Ashken

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